Exhibit 10.1

CREDIT AGREEMENT Dated as of May 21, 2012 between HOKU CORPORATION as Borrower, and CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH as Lender

TABLE OF CONTENTS

Page No.

SECTION 1 Definitions		1

1.1	Definitions.	1
1.2	Computation of Time Periods.	7
1.3	Accounting Terms.	7

SECTION 2 THE CREDIT FACILITIES		7

2.1	Term Loan.	7
2.2	Default Rate.	8
2.3	Extension.	8
2.4	Prepayments.	9
2.5	Capital Adequacy.	9
2.6	Illegality.	10
2.7	Requirements of Law.	10
2.8	Taxes.	11
2.9	Place and Manner of Payments	13
2.10	Break Funding Payments.	13

SECTION 3 CONDITIONS		14

3.1	Conditions to Obligations of Lender.	14
3.2	Conditions to Each Loan Advance.	15

SECTION 4 REPRESENTATIONS AND WARRANTIES		15

4.1	Corporate Status.	15
4.2	Corporate Authorization.	16
4.3	Liens; Indebtedness.	16
4.4	Litigation.	16
4.5	Governmental and Other Approvals.	16
4.6	Use of Loan.	17
4.7	ERISA.	17
4.8	Environmental Compliance.	17
4.9	Foreign Assets Control Regulations, Etc.; OFAC Compliance.	17

SECTION 5 COVENANTS		18

5.1	Corporate Existence.	18
5.2	Reports, Certificates and Other Information.	18
5.3	Parent’s Pledged Deposit Account at the Issuing Bank.	19
5.4	Mergers and Consolidations.	19
5.5	Taxes.	20
5.6	Insurance.	20

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5.7	Compliance with Laws.	20
5.8	Payment of Obligations.	20
5.9	Maintenance of Properties. Etc.	20
5.10	Change in the Nature of Business.	21
5.11	Transactions with Affiliates.	21
5.12	Foreign Assets Control Regulations.	21
5.13	Letter of Credit.

SECTION 6 EVENTS OF DEFAULT		22

6.1	Events of Default.	22
6.2	Rights and Remedies.	23

SECTION 7 MISCELLANEOUS		24

7.1	Notices.	24
7.2	Benefit of Agreement.	24
7.3	No Waiver; Remedies Cumulative.	25
7.4	Payment of Expenses, etc.	26
7.5	Amendments, Waivers and Consents.	26
7.6	Counterparts.	26
7.7	Headings.	27
7.8	Survival of Indemnification.	27
7.9	Governing Law; Jurisdiction; Waiver of Jury Trial.	27
7.10	USA Patriot Act.	27
7.11	Severability.	28
7.12	Entirety.	28
7.13	Survival of Representations and Warranties.	28
7.14	Fiduciary Relationship.	28

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CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of May 21, 2012 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”) between HOKU CORPORATION (the “Borrower”) and CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH (the “Lender”).

W I T N E S S E T H

WHEREAS, the Borrower has requested the Lender, and the Lender has agreed, to provide a term credit facility in an aggregate principal amount of up to $5,000,000 on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1      Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 7.2(b)).

“Availability Period” means the one-month period that commences on the date hereof.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Prime Rate.

“Borrower” means Hoku Corporation, a Delaware corporation, together with its successors and permitted assigns.

“Borrowing Date” means the date on which a borrowing is requested as such term is defined in Section 2.1(b)(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Beijing, China are authorized or required by law to close.

“Capital Lease” means any lease of Property the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Change of Control” means any Person or group of Persons acting in concert (in each case other than the Parent) gaining the Control of the Borrower.

“Closing Date” has the meaning ascribed to it  in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder as in effect from time to time.

“Control” in relation to any entity means either the direct or indirect ownership of more than 50% of the membership interest, share capital, or similar rights of ownership of the entity or the power to direct or cause the direction of the management and the policies of the entity whether through the ownership of the applicable ownership rights, contract or otherwise.

“Commitment” means the obligation of the Lender to fund the Loan in an aggregate principal amount not to exceed the Committed Amount.

“Committed Amount” means an aggregate principal amount of $5,000,000.

“Credit Documents” means this Credit Agreement and any other documents executed by the Borrower in connection herewith.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Dollars” and “$” means the lawful currency of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” means such term as defined in Section 6.1.

“Facility Fees” means Lender’s charge for making a credit facility available to the Borrower hereunder, in an amount equal to 2.50% per annum multiplied by the Committed Amount and payable by the Borrower to the Lender on each Interest Payment Date.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3 hereof.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, including without limitation intercompany items, of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capital Leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and (x) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner (except for any such Indebtedness with respect to which the holder thereof is limited to the assets of such partnership).

“Interest Payment Date” means, (i) as to any LIBOR Loan, the last day of each Interest Period for such Loan, the date of any prepayment and the Maturity Date and (ii) as to any Base Rate Loan, the last Business Day of each calendar month, the date of any prepayment and the Maturity Date.

“Interest Period” means a period of three months duration commencing in each case on the date of the borrowing (including extensions and conversions); provided, however, that (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day (except that in the case of LIBOR Loans where the immediately succeeding Business Day falls in the immediately succeeding calendar month, then on the immediately preceding Business Day), (B) no Interest Period shall extend beyond the Maturity Date and (C) in the case of LIBOR Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall, subject to clause (A) above, end on the last Business Day of such calendar month.

“Issuing Bank” means China Merchants Bank Co., Ltd., Chengdu Branch as the issuing bank of the Letter of Credit.

“Lender” means China Merchants Bank Co., Ltd., New York Branch, together with its successors and permitted assigns.

“Letter of Credit” means an irrevocable standby letter of credit issued by the Issuing Bank in form and substance satisfactory to the Lender, which is procured by the Parent in favor of the Lender to secure the Borrower’s obligations to the Lender hereunder.

“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” means, with respect to any LIBOR Loan for the Interest Period applicable thereto, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with an interest period comparable to the applicable Interest Period.  In the event that such rate is not available at such time for any reason, then “LIBOR Rate” shall mean, with respect to any LIBOR Loan for the Interest Period applicable thereto, the arithmetic average, as determined by the Lender, of the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by each Reference Bank at approximately 11:00 A.M. New York, New York time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBOR Loan for the offering by such Reference Bank to leading banks in the London interbank market of eurodollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Loan to be made by such Reference Bank for such Interest Period;  provided that if any Reference Bank does not furnish such information to the Lender on a timely basis the Lender shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

“LIBOR Rate Spread” means, for any LIBOR Loan for any applicable Interest Period, 2% per annum.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” means, unless otherwise stated in this Credit Agreement, the principal amount of each borrowing under this Credit Agreement or the principal amount outstanding of that borrowing.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any material obligation under the Credit Documents or (iii) the material rights and remedies of the Lender under the Credit Documents.

“Material Subsidiary” means a Subsidiary, including its Subsidiaries, substantially all of whose voting capital stock is owned by the Borrower and/or the Borrower’s other Subsidiaries and which meets all of the following criteria:

(i)           the Borrower’s and its other Subsidiaries’ proportionate share of total assets (after intercompany eliminations) of such subsidiary exceeds 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of its most recently completed fiscal year; and

(ii)           the Borrower’s and its other Subsidiaries’ proportionate share of orequity in the income from continuing operations before income taxes,extraordinary items and the cumulative effect of a change in accounting principleof such Subsidiary exceeds 10% of such income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Maturity Date” means the earlier of (i) the fifth anniversary date of the Borrowing Date of the Loan and (ii) the tenth Business Day prior to the date on which the Letter of Credit expires or otherwise terminates.

“Non-Excluded Taxes” means such term as defined in Section 2.8(a).

“Notice of Borrowing” means the written notice of borrowing as referenced and defined in Section 2.1(b)(i).

“Obligations” means the unpaid principal of, and the accrued and unpaid interest on, the Loan, all accrued and unpaid fees and expenses payable by the Borrower to the Lender and all other unsatisfied obligations of the Borrower arising under any of the Credit Documents, including without limitation under Sections 2.8, 2.9 and 2.10.

“Parent” means Tianwei New Energy Holdings Co., Ltd., the Borrower's parent company as of the date hereof.

“Participant” means such term as defined in Section 7.2(c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any Subsidiary for employees of the Borrower and/or any Subsidiary or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prime Rate” means the rate of interest announced by the Lender from time to time as its Prime Rate.

“Prohibited Person” shall have the meaning given to such term in the Trading with the Enemy Act, as amended, or the applicable foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Reference Banks” means JPMorgan Chase Bank, N.A., Bank of America, N.A. and Citibank, N.A.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at the time.  Unless otherwise specified, any reference to a Subsidiary is intended as a reference to a Subsidiary of the Borrower.

1.2      Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3      Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.  All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.2 hereof.

SECTION 2

THE CREDIT FACILITIES

2.1      Term Loan.

(a)           Commitment.  Subject to the terms and conditions of this Credit Agreement, the Lender agrees to make one term loan to the Borrower during the Availability Period such that (i) the principal amount of the Loan to be advanced plus the interest and the Facility Fee due on such Loan on the next following Interest Payment Date shall not exceed the drawable amount of the Letter of Credit that secures the Borrower’s Obligations with respect to such Loan and (ii) the principal amount of the Loan will not exceed the Committed Amount.  Amounts repaid or prepaid in respect of the Loan may not be reborrowed.

(b)           Loan Borrowings.

(i)           Notice of Borrowing.  The Borrower shall request the Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Lender not later than 11:00 A.M. (New York, New York time) on the third Business Day (or such later day as the Lender may agree in its sole discretion) prior to the date of the requested borrowing.  Such request for borrowing shall be irrevocable, shall be made in a notice of borrowing in substantially the form approved by the Lender (a “Notice of Borrowing”), and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day within the Availability Period) (the “Borrowing Date”), and (C) the aggregate principal amount to be borrowed.

(ii)           Minimum Amounts.  The Loan borrowing shall be in a minimum aggregate amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining Committed Amount, if less).

(iii)           Advances.  The Lender will make the Loan borrowing available to the Borrower on the Borrowing Date by crediting the account of the Borrower on the books of the office of the Lender specified in Section 7.1 in immediately available funds.  The Lender at its option may make the Loan by causing any of its domestic or foreign branches or Affiliates to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

(b)           Repayment.  The Borrower hereby unconditionally promises to repay in full the principal amount of the Loan and the other Obligations outstanding, and not previously repaid, on the Maturity Date.

(c)           Interest and Facility Fee.  Subject to the provisions of Section 2.2, the outstanding Loan shall bear interest at a per annum rate equal to the LIBOR Rate for the applicable Interest Period plus the LIBOR Rate Spread.  The Borrower hereby unconditionally promises to pay to the Lender accrued interest and the Facility Fee on the Loan in arrears on each Interest Payment Date and the Maturity Date and, if the Loan is prepaid, on the date of such prepayment.

2.2      Default Rate.

The Borrower hereby unconditionally promises to pay to the Lender interest on demand on all overdue principal and, to the extent permitted by law (after as well as before judgment), overdue interest in respect of each Loan and any other overdue amount payable hereunder or under the other Credit Documents at a rate 2% per annum greater than the rate which would otherwise be applicable (or if no rate is applicable, then 2% per annum greater than the Prime Rate).

2.3      Extension.

Unless a Loan shall have been prepaid on or before the last day of the applicable Interest Period, a new Interest Period shall automatically apply to the Loan beginning on the Business Day immediately following the last day of the then expiring Interest Period; provided (i) that no Interest Period shall extend beyond the Maturity Date, and (ii) the Borrower may elect to have the Prime Rate apply to any portion of a Loan that is not less than $1,000,000 at any time, upon not less than one (1) Business Day’s prior written notice to Lender, subject to the payment of any amounts due under Section 2.10 if any such portion of the Loan is converted to a Base Rate Loan on a date other than on the last day of an Interest Period.  Any Base Rate Loan in an amount of not less than $1,000,000 may be converted into a LIBOR Loan upon not less than three (3) Business Days’ prior written notice from Borrower to Lender.

2.4      Prepayments.

(a)           Voluntary Prepayments.  The Borrower may prepay the Loan, in whole or in part, at any time without any premium or penalty; provided that (i) any such prepayment of a Loan shall include all interest accrued on the portion of the Loan so prepaid and all other moneys then due and payable under this Credit Agreement; (ii) partial prepayments shall be in a minimum principal amount of $100,000 and multiples of $100,000 in excess thereof and (iii) any prepayment shall be made together with all additional amounts, if any, due under Section 2.10.

(b)           Notice.  In the case of voluntary prepayments under subsection (a) hereof, the Borrower will give notice to the Lender of its intent to make such a prepayment by 11:00 A.M. (New York, New York time) one (1) Business Day prior to the date of prepayment.

2.5      Capital Adequacy.

If, after the Closing Date, the Lender has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender or its holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or its holding company’s capital as a consequence of its commitments or obligations hereunder to a level below that which the Lender or its holding company could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender’s or its holding company’s policies with respect to capital adequacy), then, upon notice from the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for such reduction.  Each determination by the Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the Borrower.  Notwithstanding anything contained herein to the contrary, the Borrower shall not be under any obligation to pay to the Lender amounts otherwise owing under this Section 2.5 if the Lender shall not have delivered such written notice to the Borrower within ninety (90) days following the later of (i) the date of occurrence of the event which forms the basis for such notice and request for compensation and (ii) the date the Lender becomes aware of such event.  Notwithstanding the foregoing, the Lender agrees that, before giving any notice seeking a payment under this Section 2.5, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different office, branch or Affiliate of the Lender as the office, branch or Affiliate of the Lender having the commitments and obligations of the Lender hereunder if making such designation would avoid or reduce the amount of such reduction in its rate of return on its capital or assets and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.

2.6      Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for the Lender to maintain LIBOR Loans as contemplated by this Credit Agreement, (a) the Lender shall promptly give written notice of such circumstances to the Borrower, (b) the commitment of the Lender hereunder to continue LIBOR Loans as such and shall forthwith be canceled and, until such time as it shall no longer be unlawful for the Lender to maintain LIBOR Loans, the Lender shall then have a commitment only to maintain a Base Rate Loan when the continuation of a LIBOR Loan is supposed to occur hereunder and (c) the Lender’s Loan then outstanding as a LIBOR Loan, if any, shall be converted automatically to a Base Rate Loan on the last day of the then current Interest Period with respect to such Loan or within such earlier period as required by law.  If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Section 2.10.

2.7      Requirements of Law.

If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Lender, or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender) (it being understood and agreed that matters set forth in the Consultation Paper issued by the Basle Committee on Banking Supervision of June 1999 shall not be treated as having been adopted or applied prior to the Closing Date):

(i)            shall subject the Lender to any tax of any kind whatsoever with respect to the Loan made by it or change the basis of taxation of payments to the Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.8 (including Non-Excluded Taxes imposed solely by reason of any failure of the Lender to comply with its obligations under Section 2.8 (b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of the Lender or its applicable lending office, branch, or any affiliate thereof);

(ii)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender; or

(iii)           shall impose on the Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which such Lender deems to be material, of making, continuing or maintaining the Loan or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from the Lender, in accordance herewith, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount receivable; provided that the Borrower shall not be under any obligation to pay to the Lender amounts otherwise owing under this Section 2.7 if the Lender shall not have delivered such written notice to the Borrower, within ninety (90) days following the later of (A) the date of occurrence of the event which forms the basis for such notice and request for compensation and (B) the date the Lender becomes aware of such event.  Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.  If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide prompt notice thereof to the Borrower certifying (x) that one of the events described in this Section has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by the Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Credit Agreement and the payment of the Loan and all other amounts payable hereunder.  Notwithstanding the foregoing, the Lender agrees that, before giving any notice seeking a payment of additional amounts under this Section 2.7, the Lender will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different office, branch or Affiliate as the office, branch or Affiliate of the Lender making, continuing or maintaining the Loan hereunder or having the commitments and obligations hereunder resulting in such increased cost to the Lender or reduction in the amount receivable by the Lender hereunder if making such designation would avoid the need for, or reduce the amount of, such increased cost or would avoid or decrease the reduction in the amount receivable hereunder and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to the Lender.

2.8      Taxes.

(a)           Except as provided below in this subsection, all payments made by the Borrower under this Credit Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, (excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Lender as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and the Lender (except a connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement)) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Non-Excluded Taxes”).  If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to the Lender that is not organized under the laws of the United States of America or a state thereof if the Lender fails to comply with the requirements of Section 2.8(b).  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any taxes, interest or penalties that may become payable by the Lender as a result of any such failure.  The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loan and all other amounts payable hereunder.

(b)           The Lender agrees that it shall:

(X)(i)           so long as it is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, on or before the date of any payment by the Borrower under this Credit Agreement to the Lender, deliver to the Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes;

(ii)           deliver to the Borrower two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)           obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower; or

(Y)           if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agree to furnish to the Borrower on or before the date of any payment by the Borrower two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to the Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement (and to deliver to the Borrower two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower for filing and completing such forms), and (ii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower such other forms as may be reasonably required in order to establish the legal entitlement of the Lender to an exemption from withholding with respect to payments under this Credit Agreement;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person (or, in the case of a Person that shall become a Lender or a Participant pursuant to Section 7.2, its transferor) becomes the Lender hereunder which renders all such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender so advises the Borrower.  Each Person that shall become the Lender shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection; provided that in the case of a Participant the obligations of such Participant pursuant to this subsection (b) shall be determined as if the Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender.

2.9      Place and Manner of Payments.

Except as otherwise specifically provided herein, all payments hereunder shall be made to the Lender in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at its offices specified in Section 7.1 not later than 2:00 P.M. (New York, New York time) on the date when due.  Payments received after such time shall be deemed to have been received on the immediately succeeding Business Day.  The Lender may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Lender (with notice to the Borrower).  The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Lender the principal, interest, Facility Fee or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Lender shall apply the payment in such manner as the Lender may determine to be appropriate in respect of obligations owing by the Borrower hereunder).  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the immediately succeeding Business Day (subject to accrual of interest at non-default rates and fees for the period of such extension (but not any default interest on amounts as to which such due date shall have been extended)), except that in the case of LIBOR Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the immediately preceding Business Day.  Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days.  Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

2.10           Break Funding Payments.

In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure to borrow or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the interest that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the then applicable LIBOR Rate for a period available in the London interbank market closest in length to such remaining period.  A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 3

CONDITIONS

3.1      Conditions to Obligations of Lender.

This Credit Agreement, including the obligation of the Lender to make the Loan requested to be made by it, shall not become effective until the date (the “Closing Date”) on which each of the following conditions is satisfied or provided for in form and substance reasonably acceptable to the Lender, or duly waived in writing by the Lender in accordance with Section 7.5:

(a)           Executed Credit Documents.  Receipt by the Lender of duly executed copies of this Credit Agreement, the Letter of Credit, and the other Credit Documents.

(b)           No Default; Representations and Warranties.  As of the Closing Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

(c)            Corporate Documents.  Receipt by the Lender of the following:

(i)            Charter Documents.  A copy of the articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation and certified by an officer of the Borrower to be true and correct as of the Closing Date.

(ii)            Operating Agreement.  A copy of the by-laws of the Borrower certified by an officer of the Borrower to be true and correct as of the Closing Date.

(iii)           Resolutions.  A copy of the resolution of the board of directors of the Borrower approving and adopting the Credit Documents to which it is a party, the transactions contemplated thereby and authorizing execution and delivery thereof, certified by an officer of the Borrower to be true and correct and in force and effect as of the Closing Date.

(iv)           Good Standing.  A copy of (A) the certificate of good standing, with respect to the Borrower, certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of the Borrower in such jurisdiction and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v)            Incumbency.  Receipt by the Lender of an incumbency certificate, including specimen signatures, of the authorized signatories of the Borrower authorized to execute the Credit Documents to which it is a party on behalf of the Borrower.

(d)           Other.  Receipt by the Lender of such other documents, agreements or information which it may reasonably requested.

3.2      Conditions to Each Loan Advance.

The obligation of the Lender to make any Loan advance, including the extension of any Loan, is subject to satisfaction of the following conditions:

(a)           The Lender shall have received an appropriate Notice of Borrowing;

(b)           The representations and warranties set forth in Section 4 shall be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

(c)           No Default or Event of Default shall exist and be continuing either immediately prior to or after giving effect to the Loan to be made; and

(d)           the principal amount of the Loan to be advanced plus the interest and the Facility Fee due on such Loan on the next following Interest Payment Date shall not exceed the drawable amount of the Letter of Credit that secures the Borrower’s Obligations with respect to such Loan,

The delivery of each Notice of Borrowing and each notice of extension relating to an extension of the Loan shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) above.

SECTION 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

4.1      Corporate Status.

The Borrower is a corporation duly formed and organized and validly existing in good standing in its jurisdiction of incorporation, is duly qualified and in good standing as a foreign corporation and authorized to do business in all other jurisdictions wherein the nature of its business or property makes such qualification necessary, except where its failure so to qualify would not have a Material Adverse Effect, and has full power to own its real properties and its material personal properties and to carry on its business as now conducted.

4.2      Corporate Authorization.

The execution, delivery and performance of the Credit Documents by the Borrower are within the powers and authority of the Borrower, have been duly authorized by proper corporate proceedings and do not and will not contravene any provision of applicable law or of its articles of incorporation, as amended to date, or the by-laws, as amended to date, or any instrument binding on the Borrower, or result in the creation of any Lien upon any of its property or assets pursuant to any agreement or any instrument to which it is a party or by which it is bound.  Each of this Credit Agreement and other Credit Documents to which it is a party has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of (a) applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and (b) general principles of equity (whether in a proceeding at law or in equity).

4.3      Liens; Indebtedness.

Neither the Borrower nor any of its Subsidiaries has outstanding any Lien except as identified on Schedule 1.

4.4      Litigation.

Except for the filing of lis pendens in connection with certain mechanic’s liens for a property located in Bannock County, Idaho or other trade debt incurred in connection with the construction on such property and the actions, suits, and proceedings listed on Schedule 2, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary in any court or arbitration or before or by any governmental department, agency or instrumentality, domestic or foreign, which reasonably could be expected to have a Material Adverse Effect; and none of the Borrower or any Subsidiary is in violation of any judgment, order, writ, injunction, decree or award or in violation of any rule or regulation of any Governmental Authority, domestic or foreign, the violation of which would have a Material Adverse Effect.

4.5      Governmental and Other Approvals.

No approval, consent or authorization of, or any other action by, or filing or registration with, any governmental department, agency or instrumentality, domestic or foreign, is necessary for the execution or delivery by the Borrower of the Credit Documents or for the performance by the Borrower of any of the terms or conditions hereof.

4.6      Use of Loan.

The proceeds of the Loan will be used for general corporate purposes, including working capital advances; provided, that no portion of the proceeds of the Loan will be used to purchase or otherwise acquire, whether in a single transaction or a series of related transactions, a majority of the voting stock or other ownership interest of a Person or all or substantially all of the Property of a Person if such purchase or acquisition is against the recommendation of, or otherwise opposed by, the board of directors or other governing body of such Person.  No part of the proceeds of any Loan hereunder will be used for the purpose of purchasing or carrying Margin Stock or to extend credit to others for such purpose, in violation of Regulation T, Regulation U or Regulation X issued by the Board of Governors of the Federal Reserve System or Section 7 of the Securities Exchange Act of 1934, as amended.

4.7      ERISA.

Each of the Borrower and each Subsidiary has fulfilled its obligations, if any, under the minimum funding standards of ERISA with respect to each Plan maintained by it and is otherwise in compliance in all material respects with the applicable provisions of ERISA.

4.8      Environmental Compliance.

Each of the Borrower and its Subsidiaries is in substantial compliance with all applicable federal, state and local environmental laws, regulations and ordinances governing its business, properties or assets with respect to discharges into the ground and surface water, emissions into the ambient air and generation, storage, transportation and disposal of waste materials or process by-products, except such noncompliances as are not likely to have a Material Adverse Effect.

4.9      Foreign Assets Control Regulations, Etc.; OFAC Compliance.

Neither the execution and delivery of this Agreement or the other Credit Documents by Borrower nor the use of the proceeds of the Loan, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) of the Anti-Terrorism Order or any enabling legislation or Executive Order relating to any of the same.  Without limiting the generality of the foregoing, neither the Borrower Party nor any of their respective Subsidiaries (a) is or will become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) engages or will engage in any dealings or transactions or be otherwise associated with any such blocked person.

None of the Borrower or any Subsidiary thereof is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”)  pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001), and/or any other list maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders or otherwise subject to any sanction imposed pursuant to an OFAC implemented regulation.

SECTION 5

COVENANTS

So long as any of the Commitment is in effect and, in any event, until payment in full and discharge of all Obligations to the Lender, including payment of all principal of and interest on the Loan, the Borrower shall comply, and shall cause each Subsidiary, to the extent applicable, to comply, with the following covenants:

5.1      Corporate Existence.

The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger or consolidation permitted under Section 5.4.

5.2      Reports, Certificates and Other Information.

The Borrower shall furnish to the Lender:

(A)           as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated statements of income, cash flows and common shareholders’ equity of the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and accompanied by a report or opinion (which shall not be qualified by reason of any limitations imposed by the Borrower) of an independent public accounting firm of recognized national standing selected by the Borrower, which shall be prepared in accordance with generally accepted auditing standards relating to reporting, to the effect that such financial statements present fairly, in accordance with GAAP consistently applied (except for changes in which such accountants concur), the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and their consolidated results of operations and the consolidated cash flows for such fiscal year;

(B)           as soon as available and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of the Borrower, the condensed consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the condensed consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for that part of the fiscal year ended with such quarterly period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by a principal financial officer of the Borrower subject to normal year-end adjustments;

(C)           immediately upon a senior officer in the Borrower’s finance department becoming aware of (i) the existence of a Default or an Event of Default; and (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, without limitation, (a) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; (b) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable environmental law; and (c) any litigation, investigation or proceeding affecting the Borrower in which the amount involved exceeds $500,000, or in which injunctive relief or similar relief is sought, in the cases of subclauses (ii) (a) through (c) which could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto; provided, however, that no such notice shall be required with respect to any matter identified on Schedules 1, 2 and 3; and

(D)           promptly after the sending or filing thereof, copies of all reports which the Borrower may from time to time furnish its stockholders.

At any reasonable time and from time to time, upon ten (10) Business Days’ prior written notice, the Borrower shall permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of and visit the properties of the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries, in each case to the extent regarding this Credit Agreement, (i) with any of the Borrower’s senior officers or any of the Borrower’s officers within the Borrower’s finance department and (ii) with the Borrower’s independent public accounting firm, in the presence of one or more officers of the Borrower if so requested by the Borrower (it being understood that information obtained by the Lender pursuant to this Section shall be kept confidential except to the extent any such information becomes public or is required to be disclosed by law or requested to be disclosed by any Governmental Authority); provided that none of the Lender and the agents and representatives thereof shall be entitled to examine or make copies of or abstracts from the records of the Borrower or any Subsidiary if the Borrower shall be advised by counsel, in good faith, that the examination, copying or abstracting of such information or material could result in a waiver of any attorney-client privilege relating to such information or material or otherwise compromise the Borrower’s or a Subsidiary’s position in any litigation, investigation or other legal proceeding to which the Borrower or any Subsidiary is a party or is subject.

5.3      [Intentionally Omitted].

5.4      Mergers and Consolidations.

The Borrower shall not, nor shall it permit any Material Subsidiary to, (i) merge or consolidate with or into any other entity that is not the Borrower or another Material Subsidiary unless the Borrower or the Material Subsidiary or another Subsidiary, all of the equity interests of which are owned by the Borrower, directly or indirectly, is the surviving entity and no Default or Event of Default shall exist either immediately prior to or after giving effect thereto, or (ii) sell, lease or otherwise transfer all or substantially all of its property, assets and business to any other entity other than the Borrower or a Material Subsidiary or another Subsidiary, all of the equity interests of which are owned by the Borrower, directly or indirectly.

5.5      Taxes.

The Borrower shall, and shall cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and except where the failure to do so would not have a Material Adverse Effect.

5.6      Insurance.

The Borrower shall, and shall cause each Subsidiary to, maintain insurance, which may include self-insurance, in such amounts and covering such risks as is consistent with sound business practice; provided that the Borrower and each Subsidiary may self-insure the risks of damage to its Properties and other losses resulting from named and other windstorms and related causes without establishing any reserve relating to such retained risks.

5.7      Compliance with Laws.

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders (including, without limitation, environmental laws) applicable to or pertaining to their Properties or business operations except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply is not likely to either (i) have a Material Adverse Effect or (ii) result in a Lien upon any of their Property.

5.8      Payment of Obligations.

The Borrower will, and will cause each of its Subsidiaries to pay and discharge the following obligations and liabilities as the same shall become due and payable: (i) all tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves (if required by GAAP) in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (ii) all principal, interests, fees and other obligations under this Agreement or otherwise owed to China Merchants Bank Co., Ltd. or any of its branches, subsidiaries and offices, whether such obligations are incurred before or after the date of this Agreement.

5.9      Maintenance of Properties, etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of their Properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear expected, to the extent that failure to maintain any of such Property would be reasonably likely to have a Material Adverse Effect (except as listed on Schedule 3).

5.10    Change in the Nature of Business.

The Borrower shall not, and shall not permit any of its Subsidiaries to, engage, in any material respect, in a business other than the manufacturing and provision of such products and services as the Borrower and its Subsidiaries currently manufacture and provide or products and services that are similar to the services and products currently provided and activities related and complementary to any of the foregoing.

5.11    Transactions with Affiliates.

The Borrower shall not, and the Borrower shall not permit or cause any of its Subsidiaries to, enter into or consummate any transaction with any Affiliate of such Person other than (a) as expressly permitted by, and subject to, the other terms of this Agreement, (b) any loan made by the Borrower to, or any investment made by the Borrower in, any of its Subsidiaries, and (c) other transactions pursuant to agreements which are entered into on fair and reasonable terms not less favorable to the Borrower or such Subsidiary than would be obtained in an arm’s length transaction between unrelated parties of equal bargaining power; provided, that the Borrower and its Subsidiaries may enter into transactions that are not on an arm’s-length basis with such Affiliates so long as the fair market value of any such transaction does not exceed $100,000 at any time.

5.12           Foreign Assets Control Regulations.

(1) The Borrower shall not use the proceeds of the Loan in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order of any enabling legislation or Executive Order relating to any of the same.  Without limiting the foregoing, the Borrower will not permit itself or any of its Subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by the Borrower or who (after such inquiry as may be required by Applicable Law) should be known by the Borrower to be a blocked person.  (2) Each member or other direct or indirect principal of Borrower shall be at all times during the term of the Loan an entity or person which (a) is (as whose principals shall be) a reputable entity or person of good character and in good standing as reasonably determined by the Lender, (b) is creditworthy and not adverse to the Lender in any pending litigation or arbitration in which the Lender is also a party, (c) is not a Prohibited Person, and (d) is in good standing in its state or country or organization.

SECTION 6

EVENTS OF DEFAULT

6.1      Events of Default.

Each of the following occurrences shall constitute an “Event of Default” under this Credit Agreement:

(A)           any representation or warranty made by the Borrower to the Lender in or in connection with this Credit Agreement or any of the other Credit Documents shall prove to have been false or misleading in any material respect when made or furnished;

(B)           the Borrower shall fail to pay

(i)            any principal of any Loan as and when the same shall become due and payable, or

(ii)           any interest on any Loan, any Facility Fee, any costs and expenses or other Obligation as and when the same shall become due and payable, and such failure shall continue unremedied for more than three (3) Business Days;

(C)           the Borrower shall fail to pay when due, whether by acceleration or otherwise, one or more evidences of Indebtedness due and payable to China Merchants Bank Co., Ltd. or any of its branches, subsidiaries or offices (other than the Obligations under this Agreement);

(D)           (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.1, 5.3, 5.4, 5.10, and 5.11 of this Credit Agreement on its part to be performed or observed or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Credit Agreement or any other Credit Document on its part to be performed or observed, and such failure shall continue unremedied for a period of thirty (30) days after (I) the Borrower shall have received notice of such failure from the Lender or (II) a senior officer in the finance department of the Borrower shall have knowledge of such failure, whichever shall first occur;

(E)           the Borrower or any Material Subsidiary shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of the Borrower or such Subsidiary or any of their respective properties or assets, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the Borrower or such Material Subsidiary in an involuntary case under the Bankruptcy Code;

(F)           a proceeding or case shall be commenced, without the application or consent of the Borrower or any Material Subsidiary, in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding-up or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian or liquidator of the Borrower or such Material Subsidiary or of all or any substantial part of its assets or (iii) similar relief in respect of the Borrower or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days;

(G)           any final judgment, final consent decree or final order for the payment of money (or for the performance of any remedial action or other services that would result in the expenditure of funds by the Borrower or any of its Subsidiaries) shall be rendered against the Borrower or any of its Subsidiaries by any federal, state or local court or administrative agency and the same shall fail to be discharged, stayed or bonded for a period of sixty (60) days after such final judgment, final consent decree or final order for the payment of money (or, in the case of performance obligations, shall fail to be performed in the manner and at the times required in such final judgment, final consent decree or final order or shall fail to otherwise be discharged, stayed or bonded, in any such case, for a period of sixty (60) days after the performance of such obligations is required); provided that no occurrence described in this subsection (G) shall constitute an Event of Default unless the aggregate outstanding liability of the Borrower and its Subsidiaries which has resulted from all such occurrences shall exceed $500,000 (or its equivalent in any other currency);

(H)           a Change of Control shall have occurred; or

(I)            there shall have occurred, or otherwise exists, a change, condition or an event which could be reasonably expected to have a Material Adverse Effect.

6.2      Rights and Remedies.

In the case of an Event of Default described in subsection (E) or (F) of Section 6.1 relating to the Borrower or a Material Subsidiary, the Commitment of the Lender shall be immediately terminated and the Loan, including all interest thereon, and all other Obligations shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.  In the case of any other Event of Default, and in any such event (other than an event described in subsection (E) or subsection (F) of Section 6.1 relating to the Borrower or a Material Subsidiary), the Lender may, by notice to the Borrower (i) terminate forthwith the Commitment of the Lender and/or (ii) declare the Loan, including all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Loan and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) make a drawing under the Letter of Credit and apply the proceeds of such drawing toward the discharge of the Obligations and/or (iv) exercise any rights or remedies provided to the Lender under the Credit Documents or at law or equity.

SECTION 7

MISCELLANEOUS

7.1      Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via confirmed telecopy (or other confirmed facsimile device) to the number set out below (provided, however, that notices regarding Defaults and Events of Default or amounts owing under Sections 2.4, 2.7, 2.8 or 2.10 may not be given by telecopy), (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, return-receipt requested, in each case to the respective parties at the address set forth below or at such other address as such party may specify by written notice to the other party hereto:

if to the Borrower:

HOKU CORPORATION
1288 Ala Moana Blvd., Suite 220
Honolulu, Hawaii 96814
Telephone: 808 682 7800
Fax: 808 440 0357

if to the Lender

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH
535 Madison Avenue, 18th Floor
New York, New York 10022
Telephone: 212 753 1801
Fax: 212 753 1319

7.2      Benefit of Agreement.

(a)           Generally.  This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign and transfer any of its interests without prior written consent of the Lender; provided further that the rights of the Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 7.2, provided, however, that nothing herein shall prevent or prohibit the Lender from (i) pledging or assigning its Loan hereunder to a Federal Reserve Bank in support of borrowings made by the Lender from such Federal Reserve Bank, or (ii) granting assignments or participations in the Lender’s Loan and/or Commitments hereunder to its parent company and/or to any of its Affiliate.

(b)           Assignments.  The Lender may, upon obtaining the consent of the Borrower, assign all of its rights and obligations hereunder pursuant to an Assignment and Acceptance to another bank or financial institution; provided that (i) no such consent shall be unreasonably withheld or delayed and (ii) consent of the Borrower shall not be required with respect to any assignment by the Lender to its Affiliate or to a party that is not a competitor of or adverse to the Borrower and no such consent shall be required from the Borrower after the occurrence and during the continuation of any Event of Default.  Any assignment hereunder shall be effective upon execution by all necessary parties of the applicable Assignment and Acceptance.  The assigning Lender will give prompt notice to the Borrower of any such assignment.  Upon the effectiveness of any such assignment (and after notice to the Borrower as provided herein), the assignee shall become a “Lender” for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loan and Commitment components being assigned.

(c)           Participations.  The Lender may sell, transfer, grant or assign participations in all or any part of it’s interests and obligations hereunder to one or more banks or other entities (each a “Participant”); provided that (i) the selling Lender shall remain the “Lender” for all purposes under this Credit Agreement (the selling Lender’s obligations under the Credit Documents remaining unchanged) and the Participant shall not constitute a Lender hereunder, (ii) no such Participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loan in which the Participant is participating, or (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in which the Participant is participating and (iii) sub-participations by the Participant (except to an affiliate, parent company or affiliate of a parent company of the Participant) shall be prohibited.  In the case of any such participation, except as contemplated in clause (ii) of the proviso of the first sentence of this Section, the Participant shall not have any rights under this Credit Agreement or the other Credit Documents (the Participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with the Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

7.3      No Waiver; Remedies Cumulative.

No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between or among the parties hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.  No notice to or demand on any party hereto in any case shall entitle any such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to take any other or further action in any circumstances without notice or demand.

7.4      Payment of Expenses, etc.

The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses (including reasonable legal fees and disbursements) of the Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents and any amendment, waiver or consent relating to this Credit Agreement and the other Credit Documents to which it shall consent, including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructuring relating to the performance by the Borrower under this Credit Agreement and of the Lender in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of outside counsel for the Lender); and (ii) indemnify the Lender, their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loan (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of outside counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).  In clause (ii) of the immediately preceding sentence, to the extent any such investigation, litigation or other proceeding shall be brought by or relate to a third party (other than by and between the Borrower and the Lender) then the Borrower shall be permitted to defend claims using professionals chosen by the Borrower, subject to the approval of the Lender, which approval shall not be unreasonably withheld or delayed.  The Borrower agrees that in any such case no claim will be settled without the prior written consent of the indemnified Person against whom such claim is made unless such settlement includes an unconditional release of such Person.

7.5      Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Lender and the Borrower.

7.6      Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

7.7      Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

7.8      Survival of Indemnification.

All indemnities set forth herein, including, without limitation, in Sections 2.8, 2.9, 2.10 and 7.4 shall survive the execution and delivery of this Credit Agreement, and the making of the Loan, the repayment of the Loan and other obligations and the termination of the Commitments hereunder; provided, however, that payment of any such amounts shall be subject to the limitations, if any, regarding requirements for notice set out in such Sections.

7.9      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)             THIS CREDIT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)             Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or any other Credit Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Credit Document against the Borrower or any of its properties in the courts of any jurisdiction.

(c)             THE LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.10    USA Patriot Act.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 ) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

7.11    Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect  to the illegal, invalid or unenforceable provisions.

7.12    Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

7.13    Survival of Representations and Warranties.

All representations and warranties made by the Borrower herein shall survive the execution of this Credit Agreement and the making of the Loan hereunder.

7.14    Fiduciary Relationship.

The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender or its Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

HOKU CORPORATION as the Borrower

by	/s/ Scott Paul
Name: Scott Paul
Title: Chief Executive Officer

by	/s/ Sean Liu
Name: Sean Liu
Title: Vice President of Finance and Treasurer

by	/s/ Xia Wei
Name: Xia Wei
Title: Director

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH as the Lender

by	/s/ Hui Fang
Name: Hui Fang
Title: General Manager

by	/s/ Andrew Mao
Name: Andrew Mao
Title: Assistant General Manager

SCHEDULE 1
LIENS

A.           Filed Mechanic’s Liens

1.
Lien claim filed by Harris Thermal Transfer Products, Inc. on December 2, 2011 (Instrument No. 21118286) for $785,265.00 for construction and professional services provided directly to Hoku Materials, Inc. (“Hoku Materials”);

2.
Lien claim filed by JH Kelly LLC (“JH Kelly”) on December 6, 2011 (Instrument No. 21118444) for $6,280,867.91, believed to be for construction services provided directly to Hoku Materials under that certain Construction Agreement dated June 09, 2011 for RFP Packages 04, 05 and 06;

3.
Lien claim filed by JH Kelly on December 6, 2011 (Instrument No. 21118445) for $13,098,187.97, believed to be for construction services provided directly to Hoku Materials under that certain Construction Agreement dated July 29, 2011 for RFP Packages 07 (TCS Production);

4.
Lien claim filed by JH Kelly on December 6, 2011 (Instrument No. 21118446) for $5,901,562.01, for general contractor services provided under that certain Cost Plus Incentive Contract dated August 8, 2007 for the entire Project;

5.
Lien claim filed by CH2M Hill, Inc. on December 15, 2011 (Instrument No. 21119063) for $596,567.65 for engineering and construction management services provided directly to Hoku Materials under that certain Professional Services Agreement dated February 25, 2011.

6.
Lien claim filed by TIC – The Industrial Company on December 15, 2011 (Instrument No. 21119083) for $4,291,265 for construction services provided directly to under that certain Master Construction Services Agreement dated August 25, 2011.

7.
Lien claim filed by GEA Refrigeration of North America, Inc. on December 21, 2011 (Instrument No. 21119364) for $194,988.00 for construction and professional services provided directly to Hoku Materials.

8.	Lien claim filed by Qualico Steel Company, Inc. on January 5, 2012 (Instrument No. 21200170) for $3,213,629.30 for construction services as a subcontractor to Industrial Piping, Inc.

9.	Lien claim filed by Performance Contracting, Inc. on January 6, 2012 (Instrument No. 21200254) for $2,224,100.00 for construction services provided to JH Kelly.

10.	Lien claim filed by Fire Protection of Idaho on January 10, 2012 (Instrument No. 21200367) for $78,519.60 for engineering and consulting services provided directly to Hoku Materials.

11.
Lien claim filed by Summit Contracting, LLC on January 10, 2012 (Instrument No. 21200417) for $756,525.84 for construction services as a subcontractor to JH Kelly.  The amount of this lien claim is very likely included in one or more of JH Kelly’s lien claims.

12.	Lien claim filed by Stone & Webster, Inc. on January 13, 2012 (Instrument No. 21200598) for $408,479 for engineering services provided on the entire Project.

13.	Lien claim filed by Staker & Parsons Companies on January 25, 2012 (Instrument No. 21201288) for $30,177.27 for construction services as a subcontractor to DeWall Construction, Inc.

14.
Lien claim filed by Staker & Parsons Companies on January 26, 2012 (Instrument No. 21201294), as amended by that certain Amended Notice of Claim of Lien filed on January 27, 2012 (Instrument No. 21201363) for $696,239.58 for construction services provided directly to Hoku Materials.

15.	Lien claim filed by Staker & Parsons Companies on January 26, 2012 (Instrument No. 21201295) for $96,136.43 for construction services as a subcontractor to Industrial Piping, Inc.

16.	Lien claim filed by Oregon Electric Construction, Inc. on January 30, 2012 (Instrument No. 21201459) for $1,314,793.96 for construction services as a subcontractor to JH Kelly.

17.	Lien claim filed by Oregon Electric Construction, Inc. on February 6, 2012 (Instrument No. 21201830) for $7,900,824.24 for construction services as a subcontractor to JH Kelly.

18.	Lien claim filed by Irwin Steel Erectors, Inc. on February 9, 2012 (Instrument No. 21202015) for $30,346.00 for construction services provided to Qualico Steel Company, Inc.

19.	Lien claim filed by Pro Builders, Inc. on February 10, 2012 (Instrument No. 21202095) for $61,106 for construction services as a subcontractor to Industrial Piping, Inc. and DeWall Construction.

20.	Lien claim filed by Thomas D. Robison Roofing, Inc. on February 10, 2012 (Instrument No. 21202128) for $17,396.00 for construction services as a subcontractor to DeWall Construction, Inc.

21.	Lien claim filed by PSC Industrial Outsourcing, L.P. on February 13, 2012 (Instrument No. 21202425) for $145,226.00 for construction services provided to Cruzer Industrial Coatings.

22.	Lien claim filed by ABB, Inc. on February 28, 2012 (Instrument No. 21203118) for $2,309,441.00 for construction services provided to Hoku Materials.

23.	Lien claim filed by Trane U.S. Inc. on March 1, 2012 (Instrument No. 21203278) for $20,000.00 for construction services provided to DeWall Construction, Inc.

24.	Lien claim filed by Pocatello Ready Mix, Inc. on March 1, 2012 (Instrument No. 21203324) for $32,114.05 for construction services provided directly to Hoku Materials.

25.	Lien claim filed by Pro Rentals & Sales Inc. on March 8, 2012 (Instrument No. 21203673) for $5,350.44 for construction services provided to Industrial Piping, Inc.

26.	Lien claim filed by GBI Insulation on March 13, 2012 (Instrument No. 21203983) for $171,243.83 for construction services provided to Industrial Piping, Inc.

27.	Lien claim filed by Cruzer Industrial Coatings, LLC on March 15, 2012 (Instrument No. 21204142) for $518,572.50 for construction services provided directly to Hoku Materials.

28.	Lien claim filed by American Fabrication, Inc. on March 16, 2012 (Instrument No. 21204261) for $424,408.44 for construction services provided directly to Hoku Materials.

29.	Lien claim filed by Oz Construction, Inc. on March 16, 2012 (Instrument No. 21204290) for $74,658.20 (plus $500.00 in attorneys’ fees) for construction services provided to DeWall Construction, Inc.

30.
Lien claim filed by DeWall Construction, Inc. on March 27, 2012 (Instrument No. [unknown]) for $488,412.06 for certain construction services provided to Industrial Piping, Inc. and certain construction services provided directly to Hoku Materials (as allocated therein).

31.	Lien claim filed by DMC Carter Chambers, Inc. on April 12, 2012 (Instrument No. 21205910) for $581,509.51 for construction services provided directly to Hoku Materials.

32.	Lien claim filed by Honeywell International, Inc. on May 16, 2012 (Instrument No. 21208091) for $2,598,159.00 for construction services provided directly to Hoku Materials.

B.           Potential Future Mechanic’s Liens

1.	A outstanding balance of approximately $12,261,247.29 owed to Industrial Piping, Inc. for construction services provided directly to Hoku Materials.

2.	A outstanding balance of an unknown amount owed to Lea Electric, Inc. for construction services provided to Industrial Piping, Inc.

3.	A outstanding balance of $118,456.36 owed to Wesco for construction services provided to Industrial Piping, Inc.

4.	A outstanding balance of an unknown amount owed to Western States for construction services provided to Industrial Piping, Inc.

C.           Released Mechanic’s Liens

1.
Lien claim filed by Graybar Electric Co., Inc. on November 8, 2011 (Instrument No. 21116977) for $29,527.76 for materials supplied to a subcontractor to DeWall Construction, which lien was released by that certain “Release of Lien” filed on February 24, 2012 as Instrument No. 21202841.

2.
Lien claim filed by Platt Electric Supply, Inc. on November 16, 2011 (Instrument No. 21117465) for $73,250.41 for materials supplied to a subcontractor to DeWall Construction, which lien was released by that certain “Satisfaction of Construction Lien” filed on April 5, 2012 as Instrument No. 21205512.

D.           Customer Liens

1.
Wealthy Rise International, Ltd. has a security interest in the assets of Hoku Materials pursuant to the Second Amended and Restated Supply Agreement between Hoku Materials and Wealthy Rise International, Ltd., dated as of March 31, 2010.  Wealthy Rise International, Ltd. filed a UCC-1 financing statement in Bannock County, Idaho and with the U.C.C. Filing Section of the Delaware Department of State in connection with the security interest.

2.
Tianwei New Energy (Chengdu) Wafer Co., Ltd. (“Tianwei Wafer”) has a security interest in the assets of Borrower and Hoku Materials pursuant to Security Agreement, dated December 22, 2009 relating to the Amended and Restated Supply Agreement No. 1 between Hoku Materials and Tianwei Wafer, dated as of December 22, 2009, as amended, and the Amended and Restated Supply Agreement No. 2 between Hoku Materials and Tianwei Wafer, dated as of December 22, 2009, as amended.  Tianwei Wafer filed a UCC-1 financing statement with the U.C.C. Filing Section of the Delaware Department of State and recorded a deed of trust in connection with the security interest.

3.
Wuxi Suntech Power Co., Ltd. has a security interest in the assets of Hoku Materials pursuant to the First Amended & Restated Supply Agreement by and between Hoku Materials and Wuxi Suntech Power Co., Ltd., dated as of May 12, 2008, as amended.

4.
Solarfun Power Hong Kong Ltd. has a security interest in the assets of Hoku Materials pursuant to the Second Amended and Restated Supply Agreement between Hoku Materials and Solarfun Power Hong Kong Ltd., dated as of May 13, 2008, as amended.

5.
Jiangxi Jinko Solar Co., Ltd. has a security interest in the assets of Hoku Materials pursuant to the Amended & Restated Supply Agreement between Hoku Materials and Jiangxi Jinko Solar Co., Ltd., dated as of February 26, 2009, as amended.

6.
Shanghai Alex New Energy Co., Ltd. has a security interest in the assets of Hoku Materials pursuant to the Supply Agreement between Hoku Materials and Shanghai Alex New Energy Co., Ltd., dated as of February 27, 2009, as amended.

E.           Other Permitted Liens

1.
Parent has a security interest in the assets of Borrower and Hoku Materials pursuant to Security Agreement, dated January 19, 2010 relating to a loan of approximately $50 million principal amount from Parent to Borrower and for which China Construction Bank Corporation Shuangliu Sub-Branch is acting as the agent.  Parent filed a UCC-1 financing statement with the U.C.C. Filing Section of the Delaware Department of State and recorded a deed of trust in connection with this security interest.

2.
Parent has a security interest in the assets of Borrower and Hoku Materials pursuant to a letter agreement, dated as of February 24, 2012, relating to reimbursement obligations of Borrower to Parent for its costs and obligations relating to a letter of credit issued in connection with the Credit Agreement, dated as of February 24, 2012, between Borrower and Lender.  Parent filed UCC-1 financing statements with the U.C.C. Filing Section of the Delaware Department of State and the recorder’s office of Bannock County, Idaho, in connection with this security interest.

3.
Parent will receive a security interest in the assets of Borrower and Hoku Materials as security for the obligations of Borrower and Hoku Materials to reimburse Parent for its costs and obligations arising from (i) the procurement of the Letter of Credit or any draw against the Letter of Credit and (ii) the procurement of the letter of credit (the “Replacement Letter of Credit”) to be issued to Lender pursuant to the Credit Agreement, dated as of May 24, 2010, between Borrower and Lender, as amended by that certain Amendment No. 1 to Credit Agreement dated on or about the date hereof, or any draw against the Replacement Letter of Credit.

4.	Trane US, Inc. filed a UCC-1 financing statement on certain assets of Hoku Materials with the Idaho Secretary of State.

5.	Federal Equipment Company filed a UCC-1 financing statement on certain assets of Borrower with the Bureau of Conveyances in the State of Hawaii.

6.
Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings (provided that if matters are being contested in good faith that adequate reserves with respect thereto are maintained on the books of Borrower).

7.	Leases or subleases and licenses or sublicenses granted to others in the ordinary course of Borrower’s business if such do not interfere in any material respect with the business of Borrower.

8.
Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution.

9.	Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business.

10.
Pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

11.
Liens upon or in any equipment acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment.

SCHEDULE 2
LITIGATIONS

A.           Mechanic’s lien foreclosure actions filed in Bannock County, Idaho:

1.
JH Kelly, LLC v. Hoku Materials, et. al.; State of Idaho, Sixth Judicial District, Bannock County Case No. CV-2012-1123-OC, filed on March 15, 2012 and served on May 9, 2012, to foreclose mechanic’s lien Instrument Nos. 21118444, 21118445 and 21118446.  Served on the City of Pocatello on May 16, 2012.  The City of Pocatello, as landlord under that certain Ground Lease with Hoku Materials for the Pocatello facility dated March 22, 2007 (as amended) (“Ground Lease”) has demanded that Hoku Materials indemnify and defend the City in the forgoing lien foreclosure action pursuant to Section 5.2 of the Ground Lease (regarding mechanic’s lien claims).

2.
Staker & Parsons Companies v. Hoku Materials, et. al.; State of Idaho, Sixth Judicial District, Bannock County Case No. CV-2012-1476-OC, filed on April 5, 2012 and served on May 7, 2012, to foreclose mechanic’s lien Instrument Nos. 21201228, 21201295, 21201363, demanding $811,585.28 plus interest and attorneys’ fees.

3.
Oz Construction, Inc. v. Hoku Materials, et. al.; State of Idaho, Sixth Judicial District, Bannock County Case No. CV-2012-1522-OC, filed on April 11, 2012 and served on April 17, 2012, to foreclose mechanic’s lien Instrument No. 21204290, demanding $74,648.20 plus interest and attorneys’ fees.

4.
ABB, Inc. v. Hoku Materials, et. al.; State of Idaho, Sixth Judicial District, Bannock County Case No. CV-2012-1527-OC, filed on April 11, 2012 and served on April 17, 2012, to foreclose mechanic’s lien Instrument No. 21203118, demanding $2,309,441.00 plus interest and attorneys’ fees.

B.           Lawsuits not involving the foreclosure of mechanics’ lien:

1.
CH Robinson Worldwide, LLC v. Hoku Materials, State of Minnesota, First Judicial District, Carver County Case No. [unfiled], served on January 18, 2012, demanding $72,774.72 plus interest and attorneys’ fees, which matter was settled under that certain Settlement and Mutual Release Agreement dated February 22, 2012.

2.	The Dow Chemical Company vs. Hoku Materials; Delaware New Castle County Superior Court, Case # N12C03298RRC, filed on March 28, 2012 and served on April 17, 2012, demanding $699,886.19.

3.
Arrow Tank and Engineering Company v. Hoku Materials, State of Minnesota, Fourth Judicial District, Hennepin County Case No. [unfiled], served on March 30, 2012, demanding $184,846.69 plus interest and attorneys’ fees.

4.
IER Environmental Services, LLC v. Hoku Materials; State of Idaho, Sixth Judicial District, Bannock County Case No. CV-2012-1867-OC, filed on May 7, 2012 and served on May 10, 2012 (breach of contract claim, not a lien foreclosure action).

SCHEDULE 3
MAINTENANCE OF PROPERTIES

1.
Hoku Materials is past due in payment of its monthly invoice from Idaho Power Company for electrical service.  Hoku Materials’ failure to pay such invoice will likely result in Idaho Power disconnecting Hoku Materials’ facilities from the Idaho Power Company substation.  In the event that Hoku Materials is disconnected from the substation, it will not have sufficient electrical power to operate its polysilicon production plant.  In order to commence operations, Hoku Materials will need to reach an agreement with Idaho Power Company, which agreement will need to be approved by the Idaho Public Utilities Commission.

2.
Pacific Recycling is presently holding certain construction supplies and materials that were removed from the Pocatello facility by JH Kelly.  Hoku Materials does not have the equipment necessary to retrieve the supplies and materials, so they remain outside of Hoku Materials’ care, custody and control.

3.
JH Kelly is presently holding certain tools and equipment (purchased by JH Kelly on behalf of Hoku Materials) that are necessary for the normal maintenance and operation of the facility.  Such tools and equipment would need to be returned (or repurchased) to operate and maintain the facility.

4.	Certain venders are presently holding materials and equipment at their facilities or other storage facilities. For example:

a.	Bruker Optics has removed certain sensitive laboratory equipment from the facility to protect the equipment;

b.	Certain vendors are storing hazardous chemicals at a Salt Lake facility (Evonick for the TCS and Hualin (America) for the STC); and

c.	NPE Systems Group is holding equipment (primarily a partially completed grinder) at its facility in Chicago, Illinois.

5.
Idaho Power’s Initial Notice of Termination dated May 21, 2012, wherein Idaho Power states that it will terminate electrical service at the Pocatello facility on Tuesday, May 29, 2012 if the overdue payment of $934,829.22 is not paid by Friday, May 25, 2012.